Exhibit 16.1

September 11, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Magnolia Lane Income Fund (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrants’ Certifying Accountant” of the Company’s Current Report on Form 8-K dated September 11, 2015 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Baker Tilly Virchow Krause, LLP